As filed with the Securities and Exchange Commission on December 1, 2011

File No. 333-59243

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

A.C. MOORE ARTS & CRAFTS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	22-3527763
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

A.C. Moore Arts & Crafts, Inc.

130 A.C. Moore Drive,

Berlin, New Jersey 08009

(Address of Principal Executive Offices; Zip Code)

1997 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK OPTION PLAN

(Full title of the plan)

Amy Rhoades

Senior Vice President and General Counsel

c/o A.C. Moore Arts & Crafts, Inc.

130 A.C. Moore Drive

Berlin, NJ 08009

(856) 768-4930

(Name and address of agent for service; telephone number, including area code, of agent for service)

Copies to:

M. Todd Wade

Bryan Cave LLP

One Atlantic Center, Fourteenth Floor

1201 W. Peachtree Street, NW

Atlanta, GA 30309

(404) 572-6694

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Amendment”), relates to the Registration Statement on Form S-8 (the “Registration Statement”), File No. 333-59243, of A.C. Moore Arts & Crafts, Inc. (the “Company”), filed with the Securities and Exchange Commission on July 16, 1998. The Registration Statement pertains to the registration of 1,000,000 shares of the Company’s common stock, no par value per share (the “Shares”), issuable under the 1997 Employee, Director and Consultant Stock Option Plan. The Company has filed this Amendment to withdraw and remove from registration the Company’s unissued and unsold Shares issuable pursuant to the Registration Statement.

On November 18, 2011, pursuant to the Agreement and Plan of Merger, dated as of October 3, 2011, and as amended as of October 17, 2011, among the Company, Nicole Crafts LLC, a Delaware limited liability company (“Parent”), and Sbar’s Acquisition Corporation, a Pennsylvania corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

As a result of the Merger, the offering of the Company’s Shares pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company files this Amendment to terminate the effectiveness of the Registration Statement and to remove from registration all of the Shares registered but unsold under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berlin, State of New Jersey, on the 1st day of December, 2011.

A.C. MOORE ARTS & CRAFTS, INC.

By:	/s/ Joseph A. Jeffries
	Name:	Joseph A. Jeffries
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Adolph Piperno	Director	December 1, 2011
Adolph Piperno

/s/ Joseph Scappa	Director	December 1, 2011
Joseph Scappa